Exhibit 99.1

VESTIN REALTY MORTGAGE II, INC.
REPORTS SECOND QUARTER, FIRST HALF FINANCIAL RESULTS

Las Vegas – August 12, 2008 – Vestin Realty Mortgage II, Inc. (Nasdaq: VRTB) reported on August 11, 2008, a net loss for the second quarter ended June 30, 2008 of approximately $28.6 million, or ($1.92) per share, on revenues of $5.9 million, compared with net income of approximately $4.4 million or $0.29 per share on revenues of $8.3 million in the comparable period a year ago.

For the six months ended June 30, 2008, the Company reported a net loss of approximately $25.3 million or ($1.70) per share compared with net income of approximately $10.8 million, or $0.72 per share for the same period in 2007.

The Company noted that the losses for both the quarter and the six months ended June 30, 2008 were in large part due to non-performing loans and the Company’s recording of a loan loss provision of approximately $22.3 million.  In addition, the Company incurred write downs for real estate held for sale of approximately $11 million and $12.8 million for the quarter and six months ended June 30, 2008, respectively.

As of June 30, 2008, the Company had 43 loans outstanding with an aggregate principal amount approximating $288 million, of which 17 loans with an aggregate principal amount approximating $122 million were considered non-performing and three loans totaling approximately $29.3 million are considered delinquent.  A loan is classified delinquent when they are temporarily past due.  Loans are considered non-performing when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due.  Non-performing and delinquent loans increased from March 31, 2008 when the Company reported 10 loans representing approximately $58.2 million as non-performing loans.  The Company has commenced foreclosure proceedings with respect to the 17 non-performing loans.  In addition, the Company is conducting workout discussions with certain non-performing borrowers; however, no assurance can be made as to whether these discussions will be successful.  During July 2008, we received payment in full a loan, which was delinquent as of June 30, 2008 in the amount of $22.3 million, a principal payment of $4.9 million on a delinquent loan and the receipt of delinquent interest on a loan that was considered delinquent on June 30, 2008.  As of August 8, 2008, we had foreclosed upon two of the non-performing loans and classified them as real estate held for sale.   As of June 30, 2008, we owned five properties that we acquired through foreclosure, compared with two properties owned as of June 30, 2007.

As of June 30, 2008 shareholder equity was $15.98 per common share.  The Company had on its balance sheet $14.3 million of cash and cash equivalents, $253.1 million of investment in real estate loans, net of allowance of $34.5 million, $21.7 in real estate held for sale and $78.5 million in total liabilities as of June 30, 2008.  Net cash flow from operating activities was $9.9 million.

Michael V. Shustek, Chairman and Chief Executive Officer, said, “Our results are largely attributable to the economic environment the country is experiencing.  The downturn in the real estate market and the increased difficulties faced by our borrowers in obtaining take-out financing, has caused a number of our loans to become non-performing or delinquent  and has caused a decline in the underlying collateral securing the Company’s loan portfolio.  We are working aggressively to resolve our problem loans; however, this process will take time and our near term operating results are likely to suffer from the level of non-performing assets.”

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in commercial real estate loans. As of June 30, 2008, Vestin Realty Mortgage II, Inc. had assets of more than $316 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries. Since 1995, Vestin Mortgage Inc. has facilitated more than $2.0 billion in lending transactions.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to regain profitability or continue to generate positive cash flow from operations; constraints in the credit markets, the availability of take-out financing for our borrowers; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans, declining real estate values in the markets we serve and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Contact:
Steve Stern
Stern And Company
702-240-9533
steve@sdsternpr.com

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Cash	$14,300,000	$20,241,000
Certificates of deposit	--	102,000
Investment in marketable securities - related party	952,000	2,460,000
Interest and other receivables, net of allowance of $160,000 at June 30, 2008 and December 31, 2007	2,121,000	4,162,000
Notes receivable, net of allowance of $2,427,000 at June 30, 2008 and $2,619,000 at December 31, 2007	--	--
Real estate held for sale	21,677,000	28,563,000
Investment in real estate loans, net of allowance for loan losses of $34,457,000 at June 30, 2008 and $12,873,000 at December 31, 2007	253,096,000	278,190,000
Due from related parties	48,000	--
Investment in equity affiliate	100,000	100,000
Assets under secured borrowings	21,000,000	--
Deferred financing costs	2,797,000	2,213,000
Other assets	226,000	137,000

Total assets	$316,317,000	$336,168,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued liabilities	$2,115,000	$2,641,000
Due to related parties	--	122,000
Secured borrowings	19,845,000	--
Junior subordinated notes payable	56,350,000	60,100,000
Note payable	163,000	--
Dividend payable	--	1,546,000

Total liabilities	78,473,000	64,409,000

Commitments and Contingencies

Stockholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	--	--
Treasury stock, at cost (109,634 shares)	(1,440,000)	(1,440,000)
Common stock, $0.0001 par value; 100,000,000 shares authorized; 14,887,729 shares issued and outstanding at June 30, 2008 and 14,866,219 shares issued and outstanding at December 31, 2007	1,000	1,000
Additional paid in capital	278,550,000	278,367,000
Accumulated deficit	(36,788,000)	(4,198,000)
Accumulated other comprehensive loss	(2,479,000)	(971,000)

Total stockholders' equity	237,844,000	271,759,000

Total liabilities and stockholders' equity	$316,317,000	$336,168,000

VESTIN REALTY MORTGAGE II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months Ended		For The Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Revenues
Interest income from investment in real estate loans	$5,392,000	$6,666,000	$12,479,000	$13,079,000
Gain related to pay off of real estate loan, including recovery of allowance for loan loss	--	1,044,000	--	1,044,000
Other income	524,000	559,000	593,000	799,000
Total revenues	5,916,000	8,269,000	13,072,000	14,922,000

Operating expenses
Management fees - related party	275,000	274,000	549,000	548,000
Provision for loan loss	22,287,000	--	22,287,000	--
Interest expense	1,569,000	312,000	2,928,000	646,000
Professional fees	405,000	597,000	595,000	897,000
Professional fees - related party	33,000	38,000	63,000	76,000
Other	298,000	240,000	548,000	452,000
Total operating expenses	24,867,000	1,461,000	26,970,000	2,619,000

Income (loss) from operations	(18,951,000)	6,808,000	(13,898,000)	12,303,000

Non-operating income
Gain on purchase of debt	1,556,000	--	1,556,000	--
Dividend income - related party	43,000	101,000	86,000	127,000
Interest income from banking institutions	40,000	212,000	182,000	368,000
Total other non-operating income	1,639,000	313,000	1,824,000	495,000

Loss from real estate held for sale
Revenue related to real estate held for sale	--	7,000	--	9,000
Gain on sale of real estate held for sale - seller financed	--	--	--	808,000
Expenses related to real estate held for sale	(303,000)	(1,708,000)	(476,000)	(1,812,000)
Write downs on real estate held for sale	(10,988,000)	(1,028,000)	(12,780,000)	(1,028,000)
Total loss from real estate held for sale	(11,291,000)	(2,729,000)	(13,256,000)	(2,023,000)

Income (loss) before provision for income taxes	(28,603,000)	4,392,000	(25,330,000)	10,775,000

Provision for income taxes	--	--	--	--

NET INCOME (LOSS)	$(28,603,000)	$4,392,000	$(25,330,000)	$10,775,000

Basic and diluted earnings (loss) per weighted average common share	$(1.92)	$0.29	$(1.70)	$0.72

Dividends declared per common share	$0.17	$0.41	$0.49	$0.80

Weighted average common shares	14,881,563	14,940,865	14,878,568	14,942,304